Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
OVERVIEW
The Goodyear Tire & Rubber Company is one of the world’s leading manufacturers of tires, with one of the most recognizable brand names in the world and operations in most regions of the world. We have a broad global footprint with 61 manufacturing facilities in 25 countries, including the United States. We operate our business through four operating segments representing our regional tire businesses: North American Tire; Europe, Middle East and Africa Tire; Latin American Tire; and Asia Pacific Tire.
          During the first quarter of 2008, we formed a new strategic business unit, Europe, Middle East and Africa Tire, by combining our former European Union Tire and Eastern Europe, Middle East and Africa Tire business units and have aligned the external presentation of our results with the current management and operating structure. Prior year amounts have been restated to conform to this change.
          As a result of the sale of substantially all of our Engineered Products business on July 31, 2007, we have reported the results of that segment as discontinued operations. Unless otherwise indicated, all disclosures in this Management’s Discussion and Analysis of Financial Condition and Results of Operations relate to continuing operations.
          We experienced difficult industry conditions during 2008 as the global economic slowdown increased both in severity and geographic scope throughout the course of the year. These industry conditions were characterized by dramatically lower motor vehicle sales and production, weakness in the demand for replacement tires, a trend toward lower miles driven in the U.S. and recessionary economic conditions in many parts of the world. In addition, raw material costs were at historically high levels during much of 2008 and remain volatile. In spite of these extraordinary industry conditions, we had several key achievements during 2008:
•	global revenue per tire increased 8%, excluding foreign currency translation;

•	we reported record revenue in EMEA, Latin American Tire and Asia Pacific Tire, and record segment operating income in Latin American Tire and Asia Pacific Tire;

•	price and product mix improvements more than offset raw material cost increases of approximately 13%;

•	we completed the implementation of the VEBA; and

•	we continued to make significant progress against our four-point cost savings plan, as described below.
These achievements and the business model changes we have implemented over the last several years provide us a base from which we can address the challenging business environment that we are facing in 2009. We remain focused on top line growth, our cost structure and managing cash flow, and are pursuing several strategic initiatives in these areas, including:
•	raising our four-point cost savings plan target to $2.5 billion, by increasing our continuous improvement efforts, lowering our manufacturing costs, increasing purchasing savings, eliminating non-essential discretionary spending, and reducing overhead and development costs;

•	reducing manufacturing capacity by 15 million to 25 million units over the next two years;

•	reducing inventory levels by over $500 million by the end of 2009 compared with 2008, through the combination of lower raw material costs and the implementation of an advantaged supply chain, primarily in North American Tire and EMEA, by improving demand forecasting, increasing production flexibility through shorter lead times and reduced production lot sizes, reducing the quantity of raw materials required to meet an improved demand forecast, changing the composition of our logistics network by closing and consolidating certain distribution warehouses, increasing local production and reducing longer lead time off-shore imports, and reducing in-transit inventory between our plants and regional distribution centers;

•	adjusting planned capital expenditures to between $700 million and $800 million in 2009 from $1,049 million in 2008;

•	pursuing additional non-core asset sales;

•	continuing our focus on consumer-driven product development and innovation by introducing more than 50 new tires globally; and

•	engaging in active contingency planning.

Consolidated Results of Operations
For the year ended December 31, 2008, Goodyear net loss was $77 million compared to net income of $583 million in 2007. The Goodyear loss from continuing operations in 2008 was $77 million compared to income from continuing operations of $120 million in 2007. In addition, our total segment operating income for 2008 was $804 million compared to $1,230 million in 2007. See “Results of Operations — Segment Information” for additional information.
          Our 2008 results were impacted unfavorably by the recessionary economic conditions, particularly in the fourth quarter, resulting in lower sales that prompted us to reduce our global production. For the year we reduced global production capacity by 30 million units, of which 17 million units were reduced in the fourth quarter. As a result, we incurred significant under-absorbed fixed overhead costs in the fourth quarter. In addition, raw material costs increased 28% versus the same quarter a year ago.
Four-Point Cost Savings Plan
We have announced a four-point cost savings plan which includes continuous improvement programs, reducing high-cost manufacturing capacity, leveraging our global position by increasing low-cost country sourcing, and reducing selling, administrative and general expense. We expect to achieve $2.5 billion of aggregate gross cost savings from 2006 through 2009 compared with 2005. The expected cost reductions consist of:
•	more than $1.7 billion of estimated savings related to continuous improvement initiatives, including business process improvements, such as six sigma and lean manufacturing, manufacturing efficiencies, product reformulations and safety programs, and ongoing savings that we expect to achieve from our master labor agreement with the USW (through December 31, 2008, we estimate we have achieved nearly $1.3 billion in savings under these initiatives);

•	more than $150 million of estimated savings from the reduction of high-cost manufacturing capacity by over 25 million units (the closure of our Somerton, Australia plant completed this element of our four-point cost savings plan);

•	between $200 million to $300 million of estimated savings related to our sourcing strategy of increasing our procurement of tires, raw materials, capital equipment and indirect materials from low-cost countries (through December 31, 2008, we estimate we have achieved nearly $145 million in savings under this strategy);

•	more than $350 million of estimated savings from reductions in selling, administrative and general expense related to initiatives including benefit plan changes, back-office and warehouse consolidations, supply chain improvements, legal entity reductions and headcount rationalizations (through December 31, 2008, we estimate we have achieved more than $230 million in savings under these efforts).
Execution of our four-point cost savings plan and realization of the projected savings is critical to our success.
Voluntary Employees’ Beneficiary Association
During 2008, we made cash contributions totaling $1,007 million to an independent Voluntary Employees’ Beneficiary Association (“VEBA”), which is intended to provide healthcare benefits for current and future domestic USW retirees. The funding of the VEBA and subsequent settlement accounting reduced our OPEB liability by $1,107 million. The savings we expect to achieve from the VEBA are included in our anticipated continuous improvement savings described above under “Four-Point Cost Savings Plan.”
Pension and Benefit Plans
During 2008, our Company pension funds experienced market losses, which decreased plan assets by $1,504 million which, in addition to other actuarial losses, increased Accumulated Other Comprehensive Loss (“AOCL”) at December 31, 2008 by $2,014 million. The domestic pension plan asset losses experienced during 2008 decreased U.S. plan assets at December 31, 2008 by $1,366 million and increased net actuarial losses included in AOCL at December 31, 2008 by $1,737 million. As a result, annual domestic net periodic pension cost will increase to approximately $300 million to $325 million in 2009 from $75 million in 2008, primarily due to amortization of higher net actuarial losses from AOCL and the expected return on lower plan assets.

          In 2007, we announced various changes to our U.S.-based retail and salaried employee pension and retiree benefit plans. These changes were phased in over a two-year period. As a result of the changes, we achieved after-tax savings of approximately $90 million in 2007, and approximately $100 million in 2008, and expect to achieve after-tax savings of $80 million to $90 million in 2009 and beyond, based on assumptions which existed at the time the benefit plan changes were announced. The ongoing savings are included in our targeted savings from continuous improvement initiatives and reductions in selling, administrative and general expense described above under “Four-Point Cost Savings Plan.” We recorded a curtailment charge of $64 million related to these actions in the first quarter of 2007.
Capital Structure Improvements
During 2008, we continued to take actions that resulted in improvements to our capital structure by repaying higher interest bearing debt obligations, increasing funding capacity and extending maturities:
•	during the first quarter of 2008, we redeemed our $650 million senior secured notes due 2011;

•	during the third quarter of 2008, certain of our European subsidiaries amended and restated our pan-European accounts receivable securitization facility to increase the funding capacity of that facility from €275 million to €450 million and to extend the expiration date from 2009 to 2015.
Liquidity
At December 31, 2008, we had $1,894 million in Cash and cash equivalents as well as $1,677 million of unused availability under our various credit agreements, compared to $3,463 million and $2,169 million, respectively, at December 31, 2007. Cash and cash equivalents decreased primarily due to our planned actions, including contributions to the VEBA of $1,007 million, capital expenditures of $1,049 million, the early redemption of our $650 million senior secured notes due 2011 and the maturity and repayment of our $100 million 6 3/8% notes. Partially offsetting the reductions in cash was $700 million in borrowings on our $1.5 billion first lien revolving credit facility during the third quarter of 2008 due to a delay in receiving funds invested in The Reserve Primary Fund, to support seasonal working capital needs and to enhance our cash liquidity position in an uncertain global economic environment.
          We believe that our liquidity position is adequate to fund our operating and investing needs and debt maturities in 2009 and to provide us with flexibility to respond to further changes in the business environment.
New Products
At our North American dealer conference in early February 2009, we responded to both consumer research and retail-level requests with the introduction of several key tires — most notably, the Goodyear Assurance Fuel Max and Goodyear Wrangler MT/R with Kevlar. The Assurance Fuel Max is a mid-tier passenger tire targeted at the everyday consumer who is looking for an all-purpose tire and also wants to save on fuel costs. The Wrangler MT/R with Kevlar is the next generation in the popular Wrangler MT/R line, and features Kevlar-reinforced sidewalls and an asymmetric tread design for superior off-road performance. Complementing this new Wrangler is the Wrangler DuraTrac, which is a versatile on-/off-road tire that is especially suited for work applications.
          In Europe, Goodyear continues to focus on tire innovations that are relevant to consumers and unique versus our competition. The EfficientGrip tire with Fuel Saving Technology has improved wet braking distance, while providing better mileage and rolling resistance to reduce fuel consumption.
          We expect to introduce more than 50 new tires globally in 2009.
Industry Volume Estimates
Considering the current state of the global economy and the high level of uncertainty we see in our end markets, we can’t provide a meaningful industry outlook for the year. That being said, we see the first quarter of 2009 similar to the industry volumes in the fourth quarter of 2008.
          See “Item 1A. Risk Factors” at page 13 for a discussion of the factors that may impact our business, results of operations, financial condition or liquidity and “Forward-Looking Information — Safe Harbor Statement” at page 50 for a discussion of our use of forward-looking statements.

RESULTS OF OPERATIONS — CONSOLIDATED
(All per share amounts are diluted)
2008 Compared to 2007
For the year ended December 31, 2008, Goodyear net loss was $77 million, or $0.32 per share, compared to net income of $583 million, or $2.84 per share, in the comparable period of 2007. Goodyear loss from continuing operations in 2008 was $77 million, or $0.32 per share, compared to income from continuing operations of $120 million, or $0.59 per share, in 2007.
Net Sales
Net sales in 2008 were $19.5 billion, decreasing $156 million, or less than 1% compared to 2007. Net sales in 2008 were unfavorably impacted by decreased volume of $1,318 million, primarily in North American Tire and EMEA and a reduction in sales from the 2007 divestiture of our tire and wheel assembly operation, which contributed sales of $639 million in 2007. These decreases were partially offset by improvements in price and product mix of $1,151 million, mainly in North American Tire, EMEA and Latin American Tire, $383 million in foreign currency translation, primarily in EMEA and Latin American Tire, and an increase in other tire-related business’ sales of $268 million, primarily due to third party sales of chemical products in North American Tire.
          The following table presents our tire unit sales for the periods indicated:

	Year Ended December 31,
(In millions of tires)	2008	2007	% Change
Replacement Units
North American Tire (U.S. and Canada)	51.4	55.7	(7.7)%
International	82.7	86.2	(4.1)%

Total	134.1	141.9	(5.5)%

OE Units
North American Tire (U.S. and Canada)	19.7	25.6	(22.9)%
International	30.7	34.2	(10.2)%

Total	50.4	59.8	(15.7)%

Goodyear worldwide tire units	184.5	201.7	(8.5)%

The decrease in worldwide tire unit sales of 17.2 million units, or 8.5% compared to 2007, included a decrease of 9.4 million OE units, or 15.7%, due primarily to decreases in the consumer markets in North American Tire and EMEA due to recessionary economic conditions resulting in lower demand for new vehicles, and a decrease of 7.8 million units, or 5.5%, in replacement units, primarily in North American Tire and EMEA. North American Tire consumer replacement volume decreased 3.9 million units, or 7.4%, and EMEA consumer replacement volume decreased 2.5 million units, or 4.6%. The decline in consumer replacement volume is due in part to recessionary economic conditions in the U.S. and Europe.

Cost of Goods Sold
Cost of goods sold (“CGS”) was $16.1 billion in 2008, an increase of $228 million, or 1% compared to the 2007 period. CGS was 82.8% of sales in 2008 compared to 81.0% in 2007. CGS in 2008 increased due to higher raw material costs of $712 million, higher foreign currency translation of $287 million, $265 million of increased costs related to other tire-related businesses, primarily due to increased third party sales and raw materials costs of chemical products in North American Tire, product mix-related cost increases of $209 million, mostly related to North American Tire and EMEA, and higher transportation costs of $27 million. Also negatively impacting CGS was $506 million of higher conversion costs, including approximately $370 million of under-absorbed fixed overhead costs due to lower production volume in all segments, and a VEBA-related charge of $9 million. Reducing CGS were lower volume, primarily in North American Tire and EMEA, of $1,069 million, savings from rationalization plans of $53 million, and lower accelerated depreciation of $9 million. CGS also benefited from decreased costs related to the 2007 divestiture of our tire and wheel assembly operation, which had costs of $614 million in 2007. Included in 2007 was a curtailment charge of approximately $27 million related to the benefit plan changes announced in the first quarter of 2007.
Selling, Administrative and General Expense
Selling, administrative and general expense (“SAG”) was $2.6 billion in 2008, a decrease of $162 million or 6%. SAG in 2008 was 13.3% of sales, compared to 14.1% in 2007. The decrease was driven primarily by lower incentive compensation costs of $156 million primarily due to changes in estimated payouts and a decline in our stock price, lower advertising expenses of $36 million and savings from rationalization plans of $9 million. These were partially offset by unfavorable foreign currency translation of $41 million and increased wages and other benefit costs of $32 million. Included in 2007 was $37 million related to a curtailment charge for benefit plan changes.
Interest Expense
Interest expense was $320 million in 2008, a decrease of $148 million compared to $468 million in 2007. The decrease related primarily to lower average debt levels due to the repayment of our $300 million term loan due March 2011 in August 2007, the repayment of $175 million of 8.625% notes due 2011 and $140 million of 9% notes due 2015 in June 2007, and the exchange of $346 million of our 4% convertible notes in the fourth quarter of 2007 for shares of our common stock and a cash payment. In addition, we repaid $200 million of floating rate notes due 2011, $450 million of 11% notes due 2011, and $100 million of 6 3/8% notes due 2008 during the first quarter of 2008. Also decreasing interest expense was a decline in interest rates on variable rate debt.
Other (Income) and Expense
Other (Income) and Expense was $59 million of expense in 2008, compared to $9 million of expense in 2007. The increase in expense was primarily due to lower interest income of $60 million in 2008 due to lower average cash balances and interest rates, and higher foreign currency exchange losses of $26 million. In addition, we liquidated our subsidiary in Jamaica and recognized a loss of $16 million primarily due to recognition of accumulated foreign currency translation losses. Other (Income) and Expense was favorably impacted by higher net gains on asset sales of approximately $38 million primarily as a result of a loss of $36 million on the sale of substantially all of the assets of North American Tire’s tire and wheel assembly operation in the fourth quarter of 2007 and increased royalty income of $17 million from licensing arrangements related to divested businesses, including our Engineered Products business that was divested in the third quarter of 2007.
          For further information, refer to the Note to the Consolidated Financial Statements No. 3, Other (Income) and Expense.

Income Taxes
For 2008, we recorded tax expense of $209 million on income from continuing operations before income taxes of $186 million. For 2007, we recorded tax expense of $255 million on income from continuing operations before income taxes of $445 million.
          The difference between our effective tax rate and the U.S. statutory rate was primarily due to our continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets and the adjustments discussed below.
          For 2008 total discrete tax items in income tax expense were insignificant. Income tax expense in 2007 includes a net tax benefit totaling $6 million, which consists of a tax benefit of $11 million ($0.06 per share) related to prior periods offset by a $5 million charge primarily related to recently enacted tax law changes. The 2007 out-of-period adjustment related to our correction of the inflation adjustment on equity of our subsidiary in Colombia as a permanent tax benefit rather than as a temporary tax benefit dating back as far as 1992, with no individual year being significantly affected.
          Our losses in recent periods represented sufficient negative evidence to require us to maintain a full valuation allowance against our net deferred tax assets. However, in certain foreign locations, it is reasonably possible that sufficient positive evidence required to release all, or a portion, of these valuation allowances within the next 12 months will exist, resulting in one-time tax benefits of up to $90 million ($75 million net of minority interest).
          For further information, refer to the Note to the Consolidated Financial Statements No. 15, Income Taxes.
Rationalizations
To maintain global competitiveness, we have implemented rationalization actions over the past several years to reduce excess and high-cost manufacturing capacity and to reduce selling, administrative and general expenses through associate headcount reductions. We recorded net rationalization costs of $184 million in 2008 and $49 million in 2007.
2008
Rationalization actions in 2008 consisted primarily of the closure of the Somerton, Australia tire manufacturing facility, the closure of the Tyler, Texas mix center, and our plan to exit 92 of our underperforming retail stores in the U.S. Other rationalization actions in 2008 related to plans to reduce manufacturing, selling, administrative and general expenses through headcount reductions in all of our strategic business units.
          During 2008, net rationalization charges of $184 million ($167 million after-tax or $0.69 per share) were recorded. New charges of $192 million were comprised of $142 million for plans initiated in 2008, consisting of $118 million for associate severance costs and $24 million for other exit and non-cancelable lease costs, and $50 million for plans initiated in 2007 and prior years, consisting of $34 million for associate severance costs and $16 million for other exit and non-cancelable lease costs. The net charges in 2008 also included the reversal of $8 million of charges for actions no longer needed for their originally intended purposes. Approximately 3,100 associates will be released under 2008 plans, of which 1,500 were released by December 31, 2008.
          In 2008, $87 million was incurred for associate severance payments and pension curtailment costs, and $23 million was incurred for non-cancelable lease and other exit costs.
          In addition to the above charges, accelerated depreciation charges of $28 million were recorded in CGS in 2008, related primarily to the closure of the Somerton, Australia tire manufacturing facility and the Tyler, Texas mix center.
          Additional rationalization charges of $41 million related to rationalization plans announced in 2008 have not yet been recorded and are expected to be incurred and recorded during the next twelve months.

General
Upon completion of the 2008 plans, we estimate that annual operating costs will be reduced by approximately $83 million ($41 million CGS and $42 million SAG). The savings realized in 2008 for the 2008 plans totaled approximately $5 million in SAG. In addition, savings realized in 2008 for the 2007 plans totaled approximately $10 million ($6 million CGS and $4 million SAG) compared to our estimate of $28 million. 2008 savings related to 2007 rationalization activities is less than the prior year estimate primarily due to implementation delays.
          For further information, refer to the Note to the Consolidated Financial Statements No. 2, Costs Associated with Rationalization Programs.
2007
Rationalization actions in 2007 consisted primarily of a decision to reduce tire production at two facilities in Amiens, France in EMEA. Other rationalization actions in 2007 related to plans to reduce manufacturing, selling, administrative and general expenses through headcount reductions in several strategic business units.
          During 2007, net rationalization charges of $49 million ($41 million after-tax or $0.20 per share) were recorded. New charges of $63 million were comprised of $28 million for plans initiated in 2007, primarily related to associate severance costs, and $35 million for plans initiated in 2006, consisting of $9 million for associate severance costs and $26 million for other exit and non-cancelable lease costs. The net charges in 2007 also included the reversal of $14 million of charges for actions no longer needed for their originally intended purposes. Approximately 700 associates were to be released under programs initiated in 2007, of which approximately 400 were released by December 31, 2008.
          In 2007, $45 million was incurred for associate severance payments, and $39 million was incurred for non-cancelable lease and other exit costs.
          In addition to the above charges, accelerated depreciation charges of $37 million were recorded in CGS in 2007, primarily for fixed assets taken out of service in connection with the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities in North American Tire.
2007 Compared to 2006
For the year ended December 31, 2007, Goodyear net income was $583 million, or $2.84 per share, compared to a net loss of $348 million, or $1.96 per share, in the comparable period of 2006. Goodyear income from continuing operations in 2007 was $120 million, or $0.59 per share, compared to a loss from continuing operations of $391 million, or $2.21 per share, in 2006.
Net Sales
Net sales in 2007 were $19.6 billion, increasing $893 million, or 5% compared to 2006. Net sales in 2007 were impacted favorably by price and product mix of $880 million and favorable currency translation of $833 million, primarily in EMEA. These increases were partially offset by decreased volume of $784 million, net of $216 million of higher sales volume in 2007 compared to 2006 as a result of the USW strike. The decrease in volume is primarily attributable to North American Tire, due to our June 2006 decision to exit certain segments of the private label tire business, in addition to lower sales from other tire related businesses of $32 million.

          The following table presents our tire unit sales for the periods indicated:

	Year Ended December 31,
(In millions of tires)	2007	2006	% Change
Replacement Units
North American Tire (U.S. and Canada)	55.7	61.6	(9.6)%
International	86.2	90.4	(4.7)%

Total	141.9	152.0	(6.7)%

OE Units
North American Tire (U.S. and Canada)	25.6	29.3	(12.6)%
International	34.2	33.7	1.3%

Total	59.8	63.0	(5.1)%

Goodyear worldwide tire units	201.7	215.0	(6.2)%

The decrease in worldwide tire unit sales of 13.3 million units, or 6.2% compared to 2006 is primarily driven by a decrease of 10.1 million units, or 6.7%, in replacement units, primarily in North American Tire and EMEA. North American Tire consumer replacement volume decreased 6.0 million units, or 10.3% due to a strategic share reduction in the lower value segment following our decision to exit certain segments of the private label tire business, partially offset by increased share of our higher value branded products. EMEA consumer replacement volume decreased 3.7 million units, or 6.3% compared to 2006, which was primarily market and strategy driven. OE units sales in 2007 decreased by 3.2 million units, or 5.1%, due primarily to decreases in North American Tire, driven by lower vehicle production, and EMEA, due to the exit of non-profitable business. This decrease in OE unit sales was partially offset by an increase in Latin America Tire.
Cost of Goods Sold
CGS was $15.9 billion in 2007, an increase of $185 million, or 1% compared to the 2006 period. CGS decreased to 81.0% of sales in 2007 compared to 83.9% in 2006. CGS increased in 2007 due to higher foreign currency translation of $606 million, product mix-related cost increases of $241 million, primarily related to North America Tire and EMEA, higher raw material costs of $195 million, and increased conversion costs of $94 million. Also increasing CGS were increased research and development expenses of $30 million, a curtailment charge of $27 million related to the benefit plan changes announced in the first quarter of 2007, and increased costs of approximately $25 million related to production inefficiencies and a strike in South Africa. Partially offsetting these increases was lower volume of $883 million, primarily related to North American Tire, higher savings from restructuring plans of $49 million, lower accelerated depreciation of $46 million, and decreased costs related to other tire related businesses of $39 million. 2006 was also affected by a pension plan curtailment gain of $13 million and $29 million related to favorable settlements with certain raw material suppliers. In addition, the net impact of the USW strike increased volume and product mix by approximately $125 million, and decreased conversion costs and costs related to other tire-related businesses by approximately $180 million in 2007 compared to 2006.
Selling, Administrative and General Expense
SAG was $2.8 billion in 2007, an increase of $216 million or 8%. SAG in 2007 was 14.1% of sales, compared to 13.6% in 2006. The increase was driven primarily by unfavorable foreign currency translation of $111 million, a curtailment charge of $37 million related to the benefit plan changes announced in the first quarter of 2007, and higher incentive stock compensation expense of $33 million. Also unfavorably impacting SAG were higher advertising expenses of $24 million, primarily in North American Tire and Asia Pacific Tire, increased general and product liability expenses of $14 million, increased consulting and contract labor expenses of $9 million, and higher bad debt expenses of approximately $6 million, primarily in EMEA. These increases were partially offset by decreases in employee benefit costs of $26 million, primarily related to North American Tire, and higher savings from restructuring plans of $16 million.
Interest Expense
Interest expense was $468 million, an increase of $5 million during 2007 as compared to 2006. Interest expense in 2007 was adversely impacted by higher debt levels incurred during the USW strike, but was favorably affected by a reduction in outstanding debt following the end of the strike and the early retirement of various debt obligations during 2007.

Other (Income) and Expense
Other (Income) and Expense was $9 million of expense in 2007, a decrease of $84 million compared to $75 million of income in 2006. The decrease was primarily due to higher financing fees of $66 million primarily relating to our redemption of $315 million of long term debt, our exchange offer for our outstanding 4% convertible senior notes and our refinancing activities in April 2007. In addition, we incurred higher losses of $33 million on foreign currency exchange in 2007 primarily as a result of the weakening U.S. dollar versus the euro, Chilean peso and Brazilian real. Other income was also unfavorably impacted by lower net gains on asset sales of approximately $25 million in 2007 compared to 2006 primarily as a result of a loss of $36 million on the sale of substantially all of the assets of North American Tire’s tire and wheel assembly operation in the fourth quarter of 2007. In 2007 there was a fire in our Thailand facility, which resulted in a loss of $12 million, net of insurance proceeds. The decrease in other income was partially offset by an increase in interest income of approximately $42 million due primarily to higher cash balances in 2007. In addition, other income was favorably impacted by a decrease of approximately $11 million in expenses related to general and product liabilities, including asbestos and Entran II claims.
          For further information, refer to the Note to the Consolidated Financial Statements No. 3, Other (Income) and Expense.
Income Taxes
For 2007, we recorded tax expense of $255 million on income from continuing operations before income taxes of $445 million. For 2006, we recorded tax expense of $60 million on a loss from continuing operations before income taxes of $220 million.
          The difference between our effective tax rate and the U.S. statutory rate was primarily due to our continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets and the adjustments discussed below.
          Income tax expense in 2007 includes a net tax benefit totaling $6 million, which consists of a tax benefit of $11 million ($0.06 per share) related to prior periods offset by a $5 million charge primarily related to recently enacted tax law changes. The 2007 out-of-period adjustment related to our correction of the inflation adjustment on equity of our subsidiary in Colombia as a permanent tax benefit rather than as a temporary tax benefit dating back as far as 1992, with no individual year being significantly affected. Income tax expense in 2006 included net favorable tax adjustments totaling $163 million. The adjustments for 2006 related primarily to the resolution of an uncertain tax position regarding a reorganization of certain legal entities in 2001, which was partially offset by a charge of $47 million to establish a foreign valuation allowance, attributable to a rationalization plan.
          For further information, refer to the Note to the Consolidated Financial Statements No. 15, Income Taxes.
Rationalizations
To maintain global competitiveness, we have implemented rationalization actions over the past several years to reduce excess and high-cost manufacturing capacity and to reduce associate headcount. We recorded net rationalization costs of $49 million in 2007 and $311 million in 2006.
2007
Rationalization actions in 2007 consisted primarily of a decision to reduce tire production at two facilities in Amiens, France in EMEA. Other rationalization actions in 2007 related to plans to reduce manufacturing, selling, administrative and general expenses through headcount reductions in several segments.
          During 2007, net rationalization charges of $49 million ($41 million after-tax or $0.20 per share) were recorded. New charges of $63 million were comprised of $28 million for plans initiated in 2007, primarily related to associate severance costs, and $35 million for plans initiated in 2006, consisting of $9 million for associate severance costs and $26 million for other exit and non-cancelable lease costs. The net charges in 2007 also included the reversal of $14 million of charges for actions no longer needed for their originally intended purposes. Approximately 700 associates were to be released under programs initiated in 2007, of which approximately 400 were released by December 31, 2008.
          In 2007, $45 million was incurred for associate severance payments, and $39 million was incurred for non-cancelable lease and other exit costs.

          In addition to the above charges, accelerated depreciation charges of $37 million were recorded in CGS in 2007, primarily for fixed assets taken out of service in connection with the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities in North American Tire.
2006
Rationalization actions in 2006 consisted of plant closures in EMEA of a passenger tire manufacturing facility in Washington, United Kingdom, and in Asia Pacific Tire of the Upper Hutt, New Zealand passenger tire manufacturing facility. Charges were also incurred for a plan in North American Tire to cease tire manufacturing at our Tyler, Texas facility, which was substantially complete in December 2007, and a plan in EMEA to close our tire manufacturing facility in Casablanca, Morocco, which was completed in the first quarter of 2007. Charges were also recorded for a partial plant closure in North American Tire involving a plan to discontinue tire production at our Valleyfield, Quebec facility, which was completed by the second quarter of 2007. In conjunction with these charges we also recorded a $47 million tax valuation allowance. Other plans in 2006 included an action in EMEA to exit the bicycle tire and tube production line in Debica, Poland, retail store closures in EMEA as well as plans in most segments to reduce selling, administrative and general expenses through headcount reductions, all of which were substantially completed.
          For 2006, $311 million ($328 million after-tax or $1.85 per share) of net charges were recorded. New charges of $322 million are comprised of $315 million for plans initiated in 2006 and $7 million for plans initiated in 2005 for associate-related costs. The $315 million of charges for 2006 plans consisted of $286 million of associate-related costs, of which $159 million related to associate severance costs and $127 million related to non-cash pension and postretirement benefit costs, and $29 million of non-cancelable lease costs. The net charges in 2006 also included reversals of $11 million for actions no longer needed for their originally intended purposes. Approximately 4,800 associates were to be released under programs initiated in 2006, of which approximately 4,700 were released by December 31, 2008.
          In 2006, $98 million was incurred for associate severance payments, $127 million for non-cash pension and postretirement termination benefit costs, and $21 million for non-cancelable lease and other exit costs.
          In addition to the above charges, accelerated depreciation charges of $81 million and asset impairment charges of $2 million were recorded in CGS related to fixed assets that were taken out of service primarily in connection with the Washington, Casablanca, Upper Hutt and Tyler plant closures. We also recorded charges of $2 million of accelerated depreciation and $3 million of asset impairment in SAG.
Discontinued Operations
Discontinued operations had income of $463 million, or $2.25 per share, in 2007 compared to income of $43 million, or $0.25 per share, in 2006, representing an increase of $420 million. The increase in 2007 is primarily due to a gain of $508 million on the sale of our Engineered Products business. For further information, refer to the Note to the Consolidated Financial Statements No. 18, Discontinued Operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition and disclosure purposes under generally accepted accounting principles. SFAS No. 157 requires the fair value of an asset or liability to be based on market-based measures which will reflect the credit risk of the company. SFAS No. 157 expands the disclosure requirements to include the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. The adoption of SFAS No. 157 effective January 1, 2008 did not have a material impact on our consolidated financial statements.
          In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits a company to choose to measure many financial instruments and other items at fair value that are not currently required to be measured at fair value. We did not elect the fair value measurement option for any of our existing financial instruments other than those that are already being measured at fair value. As such, the adoption of SFAS No. 159 effective January 1, 2008 did not have a material impact on our consolidated financial statements.
          In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations” (“SFAS No. 141 (R)”), replacing SFAS No. 141, “Business Combinations” (“SFAS No. 141”), and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 141(R) retains the fundamental requirements of SFAS No. 141, broadens its scope by applying the acquisition method to all transactions and other events in which one entity obtains control over one or more other businesses, and requires, among other things, that assets acquired and liabilities assumed be measured at fair value as of the acquisition date, that liabilities related to contingent consideration be recognized at the acquisition date and remeasured at fair value in each subsequent reporting period, that acquisition-related costs be expensed as incurred, and that income be recognized if the fair value of the net assets acquired exceeds the fair value of the consideration transferred. SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests (i.e., minority interests) in a subsidiary, including changes in a parent’s ownership interest in a subsidiary and requires, among other things, that noncontrolling interests in subsidiaries be classified as shareholders’ equity. SFAS No. 141 (R) is to be applied prospectively in financial statements issued for fiscal years beginning on or after December 15, 2008. We adopted SFAS No. 141 (R) on January 1, 2009. Refer to the Note to the Consolidated Financial Statements No. 1, Accounting Policies.
          In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157”. The FSP defers the provisions of SFAS No. 157 with respect to nonfinancial assets and nonfinancial liabilities that are measured at fair value on a nonrecurring basis subsequent to initial recognition until fiscal years beginning after November 15, 2008. Items in this classification include goodwill, asset retirement obligations, rationalization accruals, intangible assets with indefinite lives, guarantees and certain other items. The adoption of FSP FAS 157-2 effective January 1, 2009 did not have a material impact on our consolidated financial statements.
          In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 requires companies with derivative instruments to disclose information that would enable financial statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The new requirements apply to derivative instruments and nonderivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS No. 133. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008; however, early application is encouraged. We adopted SFAS No. 161 effective January 1, 2009 and reported the required disclosures in our Form 10-Q for the period ending March 31, 2009.

          In April 2008, the FASB issued Staff Position FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). The FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The intent of the FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under other accounting principles generally accepted in the United States of America. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The guidance for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after the effective date. Certain disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. We adopted FSP FAS 142-3 effective January 1, 2009 and reported the required disclosures in our Form 10-Q for the period ending March 31, 2009.
In May 2008, the FASB issued Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The FSP specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate. In July 2004, we issued $350 million of 4% convertible senior notes due 2034, and subsequently exchanged $346 million of those notes for common stock and a cash payment in December 2007. The remaining $4 million of notes were converted into common stock in May 2008. The adoption of APB 14-1 resulted in a $62 million reclassification in our consolidated statements of shareholders’ equity by decreasing retained earnings and increasing capital surplus at December 31, 2008 and 2007, however the adoption did not impact our financial position. Goodyear income from continuing operations and net income were reduced by $19 million and $18 million ($0.10 per share) in 2007 and 2006, respectively, primarily due to increased interest expense. Goodyear income from continuing operations in 2007 decreased by $0.06 per diluted share, and net income in 2007 increased by $0.19 per diluted share. Weighted average diluted shares outstanding in 2007 were reduced as the impact of the adoption of the FSP on net income in that year resulted in the convertible notes becoming antidilutive. Refer to the Note to the Consolidated Financial Statements No. 1, Accounting Policies.
          In June 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in SFAS No. 128, “Earnings Per Share”. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented shall be adjusted retrospectively. The adoption of FSP EITF 03-6-1 effective January 1, 2009 did not have a material impact on our consolidated financial statements.
          In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”. The FSP was effective upon issuance. The FSP clarifies the application of FASB Statement No. 157, “Fair Value Measurements”, in a market that is not active. Our fair value measurements classified as Level 3 were determined in accordance with the provisions of the FSP.
          In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”. The FSP requires disclosure of additional information about investment allocation, fair values of major categories of assets, the development of fair value measurements, and concentrations of risk. The FSP is effective for fiscal years ending after December 15, 2009; however, earlier application is permitted. We will adopt the FSP upon its effective date and will report the required disclosures in our Form 10-K for the period ending December 31, 2009.

CRITICAL ACCOUNTING POLICIES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. On an ongoing basis, management reviews its estimates, based on currently available information. Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods. Our critical accounting policies relate to:
•	general and product liability and other litigation,

•	workers’ compensation,

•	recoverability of goodwill,

•	deferred tax asset valuation allowance and uncertain income tax positions, and

•	pensions and other postretirement benefits.
General and Product Liability and Other Litigation. General and product liability and other recorded litigation liabilities are recorded based on management’s assessment that a loss arising from these matters is probable. If the loss can be reasonably estimated, we record the amount of the estimated loss. If the loss is estimated within a range and no point within the range is more probable than another, we record the minimum amount in the range. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Loss ranges are based upon the specific facts of each claim or class of claims and are determined after review by counsel. Court rulings on our cases or similar cases may impact our assessment of the probability and our estimate of the loss, which may have an impact on our reported results of operations, financial position and liquidity. We record receivables for insurance recoveries related to our litigation claims when it is probable that we will receive reimbursement from the insurer. Specifically, we are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos 1) in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or 2) in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in Federal and state courts.
          We engage an independent asbestos valuation firm, Bates White, LLC (“Bates”), to review our existing reserves for pending asbestos claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and estimate our receivables from probable insurance recoveries related to such claims.
          A significant assumption in our estimated asbestos liability is the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or changed circumstances arising in the future may result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase may be significant. We had recorded liabilities for both asserted and unasserted asbestos claims, inclusive of defense costs, totaling $132 million at December 31, 2008. The portion of the liability associated with unasserted asbestos claims and related defense costs was $71 million. At December 31, 2008, we estimate that it is reasonably possible that our gross liabilities could exceed our recorded reserve by $40 million to $50 million, approximately 50% of which would be recoverable by our accessible policy limits.
          We maintain primary insurance coverage under coverage-in-place agreements as well as excess liability insurance with respect to asbestos liabilities. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery. This determination is based on consultation with our outside legal counsel and taking into consideration relevant factors or agreements in principle, including ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts.
          Bates also assists us in valuing receivables to be recorded for probable insurance recoveries. Based upon the model employed by Bates, as of December 31, 2008, (i) we had recorded a receivable related to asbestos claims of $65 million, and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable through insurance through the period covered by the estimated liability. The receivables recorded consist of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $10 million was included in Current Assets as part of Accounts receivable at December 31, 2008.

Workers’ Compensation. We had recorded liabilities, on a discounted basis, of $288 million for anticipated costs related to workers’ compensation claims at December 31, 2008. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically, and at least annually, update our loss development factors based on actuarial analyses. The liability is discounted using the risk-free rate of return.
          For further information on general and product liability and other litigation, and workers’ compensation, refer to the Note to the Consolidated Financial Statements No. 20, Commitments and Contingent Liabilities.
Recoverability of Goodwill. Goodwill is not amortized. Rather, goodwill is tested for impairment annually or more frequently if an indicator of impairment is present.
We have determined our reporting units to be consistent with our operating segments comprised of four strategic business units: North American Tire, Europe, Middle East and Africa Tire (which was formed in the first quarter of 2008 by combining our former European Union Tire and Eastern Europe, Middle East and Africa Tire business units), Latin American Tire, and Asia Pacific Tire. Goodwill is allocated to these reporting units based on the original purchase price allocation for acquisitions within the various reporting units. Other than the formation of the new Europe, Middle East and Africa business unit during 2008, there have been no changes to our reporting units or in the manner in which goodwill was allocated. The formation of the new Europe, Middle East and Africa business unit did not have any impact on our annual goodwill impairment test.
          For purposes of our annual impairment testing, which is conducted as of July 31st each year, we determined the estimated fair values of our reporting units using a valuation methodology based on an earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple of comparable companies. The EBITDA multiple is adjusted if necessary to reflect local market conditions and recent transactions. The EBITDA multiples are based on the multiples of other stand-alone companies that manufacture and distribute tires. Our selection of the multiples is based on our judgment of which other companies best compare to a particular strategic business unit. We use multiples of companies that are comparable in nature, scope and size to a particular strategic business unit. We believe this methodology is appropriate in the determination of fair value. We may also use different fair value techniques when we believe an EBITDA multiple approach may not provide an appropriate determination of fair value.
          The EBITDA of the reporting units is based on a combination of historical and forecasted results. We average the annual EBITDA for the most recently completed three years along with our forecast for the current year to arrive at an average annual EBITDA that is used in our calculation. The forecasted portion of our results included in the average that is described above is developed on a basis consistent with historical results. The underlying assumptions used to develop the forecast include assumptions regarding projected sales and production volume, estimated selling prices and mix of products sold, cost of raw materials, labor and other overheads, selling, administrative and general expenses, and foreign currency exchange rates. EBITDA is calculated as segment operating income excluding income attributable to minority interests and charges for depreciation, amortization and corporate administrative expenses. Corporate administrative expenses are allocations of corporate overhead that we make to each strategic business unit. Annual EBITDA may be adjusted to exclude certain non-recurring or unusual items. As segment operating income was the starting point for determining EBITDA, which excludes non-recurring or unusual items, there were no other non-recurring or unusual items excluded from the calculations of average EBITDA in any of the periods included in our determination of fair value.
          We consider significant decreases in forecasted EBITDA in future periods to be an indication of a potential impairment. At the time of our determination, average EBITDA or the EBITDA valuation multiples of comparable companies that manufacture and distribute tires would have to decline in excess of 30% for North American Tire and EMEA and in excess of 50% for Asia Pacific Tire to indicate a potential goodwill impairment.
          At December 31, 2008, as a result of the emergence of certain impairment indicators including the decrease in our market capitalization and the economic outlook in the United States, we performed an interim goodwill impairment analysis for our North American Tire business unit. North American Tire comprised approximately 70% of the decline in our overall segment operating income in 2008. Each of our strategic business units experienced a decline in net sales in the fourth quarter of 2008. However, the decline in net sales had a more significant impact on the profitability of North American Tire than our other strategic business units, due to the fact that North American Tire has higher fixed costs than our other strategic business units. Therefore, changes in net sales have a more significant impact on profitability for North American Tire than a similar change in net sales would have on the profitability of our other strategic business units. Therefore, we concluded an interim goodwill impairment analysis for our other strategic business units was not required.

          In light of the decrease in segment operating income for North American Tire, for purposes of the interim impairment analysis we calculated the fair value using a discounted cash flow approach. The key assumptions incorporated in the discounted cash flow approach include growth rates for North American Tire, projected segment operating income, changes in working capital, our plan for capital expenditures, anticipated funding for pensions, and a discount rate equal to our assumed long-term cost of capital. The discount rate used would have to increase over 2 percentage points and the assumed growth rate would have to be negative to indicate a potential impairment.
          Goodwill was $683 million at December 31, 2008. Our annual impairment analysis for 2008 as well as our interim analysis for North American Tire at December 31, 2008, indicated no impairment of goodwill.
Deferred Tax Asset Valuation Allowance and Uncertain Income Tax Positions. At December 31, 2008, we had a valuation allowance aggregating $2.7 billion against all of our net Federal and state and certain of our foreign net deferred tax assets.
          We assess both negative and positive evidence when measuring the need for a valuation allowance. Evidence, such as operating results during the most recent three-year period, is given more weight than our expectations of future profitability, which are inherently uncertain. Our losses in the U.S. and certain foreign locations in recent periods represented sufficient negative evidence to require a full valuation allowance against our net Federal, state and certain of our foreign deferred tax assets. We intend to maintain a valuation allowance against our net deferred tax assets until sufficient positive evidence exists to support the realization of such assets.
          The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be required. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is more likely than not that our positions will be sustained when challenged by the taxing authorities. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective tax rate in a given period may be materially affected. An unfavorable tax settlement would require cash payments and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution. We report interest and penalties related to uncertain income tax positions as income taxes. For additional information regarding uncertain income tax positions, refer to the Note to the Consolidated Financial Statements No. 15, Income Taxes.
Pensions and Other Postretirement Benefits. Our recorded liabilities for pensions and other postretirement benefits are based on a number of assumptions, including:
•	life expectancies,

•	retirement rates,

•	discount rates,

•	long term rates of return on plan assets,

•	future compensation levels,

•	future health care costs, and

•	maximum company-covered benefit costs.
Certain of these assumptions are determined with the assistance of independent actuaries. Assumptions about life expectancies, retirement rates, future compensation levels and future health care costs are based on past experience and anticipated future trends, including an assumption about inflation. The discount rate for our U.S. plans is derived from a portfolio of corporate bonds from issuers rated AA- or higher by Standard & Poor’s as of December 31 and is reviewed annually. The total cash flows provided by the portfolio are similar to the timing of our expected benefit payment cash flows. The long term rate of return on plan assets is based on the compound annualized return of our U.S. pension fund over a period of 15 years or more, estimates of future long-term rates of return on assets similar to the target allocation of our pension fund and long term inflation. Actual domestic pension fund asset allocations are reviewed on a monthly basis and the pension fund is rebalanced to target ranges on an as needed basis. These assumptions are reviewed regularly and revised when appropriate. Changes in one or more of them may affect the amount of our recorded liabilities and net periodic costs for these benefits. Other assumptions involving demographic factors such as retirement age, mortality and turnover are evaluated periodically and are updated to reflect our experience and expectations for the future. If the actual experience differs from expectations, our financial position, results of operations and liquidity in future periods may be affected.

          The discount rate used in estimating the total liability for both our U.S. pension and other postretirement plans was 6.50% at December 31, 2008, compared to 6.25% and 6.00%, respectively, at December 31, 2007. The increase in the discount rate at December 31, 2008 was due primarily to higher interest rate yields on highly rated corporate bonds. Interest cost included in our U.S. net periodic pension cost was $312 million in 2008, compared to $306 million in 2007 and $295 million in 2006. Interest cost included in our worldwide net periodic other postretirement benefits cost was $84 million in 2008, compared to $109 million in 2007 and $133 million in 2006. Interest cost was lower in 2008 as a result of the reduction in the postretirement liability due to the VEBA settlement.
          The following table presents the sensitivity of our U.S. projected pension benefit obligation, accumulated other postretirement obligation, shareholders’ equity, and 2009 expense to the indicated increase/decrease in key assumptions:

		+ / - Change at December 31, 2008
(Dollars in millions)	Change	PBO/ABO	Equity	2009 Expense
Pensions:
Assumption:
Discount rate	+/- 0.5%	$240	$240	$10
Actual 2008 return on assets	+/- 1.0%	N/A	44	7
Expected return on assets	+/- 1.0%	N/A	N/A	30

Other Postretirement Benefits:
Assumption:
Discount rate	+/- 0.5%	$10	$10	$—
Health care cost trends — total cost	+/- 1.0%	3	3	—
A significant portion of the net actuarial loss included in AOCL of $2,550 million in our U.S. pension plans as of December 31, 2008 is a result of 2008 plan asset losses and the overall decline in U.S. discount rates over time. For purposes of determining our 2008 U.S. net periodic pension expense, our funded status was such that we recognized $38 million of the net actuarial loss in 2008. We will recognize approximately $157 million of net actuarial losses in 2009. If our future experience is consistent with our assumptions as of December 31, 2008, actuarial loss recognition will remain at an amount near that to be recognized in 2009 over the next few years before it begins to gradually decline.
          The actual rate of return on our U.S. pension fund was (31.7)%, 8.1% and 14.0% in 2008, 2007 and 2006, respectively, as compared to the expected rate of 8.5% for all three years. The negative return of our U.S. pension fund in 2008 was due to the steep market losses experienced during the year. Despite the losses experienced by the U.S. pension fund in 2008, the expected long term rate of return on assets will remain at 8.5% for 2009. We use the fair value of our pension assets in the calculation of pension expense for all of our U.S. pension plans.
          The service cost of our U.S. pension plans was $60 million in 2008 and is expected to decrease in 2009 and beyond as the number of active participants accruing service declines.
          Although we experienced an increase in our U.S. discount rate at the end of 2008, a large portion of the net actuarial loss included in AOCL of $109 million in our worldwide other postretirement benefit plans as of December 31, 2008 is a result of the overall decline in U.S. discount rates over time. The net actuarial loss increased from 2007 due to the VEBA settlement, which resulted in the recognition of net actuarial gains previously included in AOCL for the affected plans, offset somewhat by the increase in the discount rate at December 31, 2008. For purposes of determining 2008 worldwide net periodic postretirement benefits cost, we recognized $7 million of the net actuarial losses in 2008. We will recognize approximately $7 million of net actuarial losses in 2009. If our future experience is consistent with our assumptions as of December 31, 2008, actuarial loss recognition will remain at an amount near that to be recognized in 2009 over the next few years before it begins to gradually decline.
          The weighted average amortization period for employees covered by our U.S. plans is approximately 15 years.
          For further information on pensions and other postretirement benefits, refer to the Note to the Consolidated Financial Statements No. 14, Pension, Other Postretirement Benefit and Savings Plans.

RESULTS OF OPERATIONS — SEGMENT INFORMATION
Segment information reflects our strategic business units (“SBUs”), which are organized to meet customer requirements and global competition. The Tire businesses are segmented on a regional basis. As previously mentioned, during the first quarter of 2008, we formed a new strategic business unit, Europe, Middle East and Africa Tire, by combining our former European Union Tire and Eastern Europe, Middle East and Africa Tire business units. Prior year amounts have been restated to conform to this change.
          Results of operations are measured based on net sales to unaffiliated customers and segment operating income. Segment operating income includes transfers to other SBUs. Segment operating income is computed as follows: Net Sales less CGS (excluding certain accelerated depreciation charges and asset impairment charges) and SAG (including certain allocated corporate administrative expenses). Segment operating income also includes certain royalties and equity in earnings of most affiliates. Segment operating income does not include rationalization charges (credits), assets sales and certain other items.
          Total segment operating income was $804 million in 2008, $1.2 billion in 2007 and $710 million in 2006. Total segment operating margin (segment operating income divided by segment sales) in 2008 was 4.1%, compared to 6.3% in 2007 and 3.8% in 2006.
          Management believes that total segment operating income is useful because it represents the aggregate value of income created by our SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBUs’ segment operating income. Refer to the Note to the Consolidated Financial Statements No. 17, Business Segments, for further information and for a reconciliation of total segment operating income to Income (Loss) from Continuing Operations before Income Taxes.
North American Tire

	Year Ended December 31,
(In millions)	2008	2007	2006
Tire Units	71.1	81.3	90.9
Net Sales	$8,255	$8,862	$9,089
Operating (Loss) Income	(156)	139	(233)
Operating Margin	(1.9)%	1.6%	(2.6)%
2008 Compared to 2007
North American Tire unit sales in 2008 decreased 10.2 million units or 12.4% from the 2007 period. The decrease was due to a decline in replacement volume of 4.3 million units or 7.7%, primarily in the consumer market due in part to recessionary economic conditions in the U.S., and a decline in OE volume of 5.9 million units or 22.9%, primarily in our consumer business due to reduced vehicle production.
          Net sales decreased $607 million or 6.8% in 2008 from the 2007 period due primarily to decreased volume of $718 million and the 2007 divestiture of our tire and wheel assembly operation, which contributed sales of $639 million in 2007. This was offset in part by favorable price and product mix of $537 million, increased sales in other tire-related businesses of $207 million, primarily due to third party sales of chemical products, and favorable foreign currency translation of $6 million.
          Operating loss in 2008 was $156 million compared to operating income in 2007 of $139 million, a decrease of $295 million. The 2008 period was unfavorably impacted by decreased volume of $115 million, lower operating income of chemical and other tire-related businesses of $27 million, and the 2007 divestiture of our tire and wheel assembly operation, which generated operating income of $25 million in 2007. Also unfavorably impacting operating income were higher conversion costs of $231 million. The higher conversion costs were caused primarily by under-absorbed fixed overhead costs of approximately $240 million due to lower production volume, higher plant changeover costs and general inflation, which were partially offset by savings from reduced employee benefit costs, and lower average labor rates. Offsetting these negative factors were price and product mix improvements of $360 million, which more than offset increased raw material costs of $334 million, lower SAG expenses of $48 million driven primarily by decreased advertising costs and lower incentive compensation costs, and increased royalty income of $11 million.

          Operating income in 2008 excludes $4 million of accelerated depreciation primarily related to the closure of the Tyler, Texas mix center and our plan to exit 92 retail stores. Operating income in 2007 excludes $35 million of accelerated depreciation primarily related to the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities. Operating income also excludes net rationalization charges totaling $54 million in 2008 and $11 million in 2007 and (gains) losses on asset sales of $(18) million in 2008 and $17 million in 2007.
2007 Compared to 2006
North American Tire unit sales in 2007 decreased 9.6 million units or 10.5% from 2006. The decrease was primarily due to a decline in replacement unit sales of 5.9 million units or 9.6% due to a strategic share reduction in the lower value segment, following our decision to exit certain segments of the private label tire business, partially offset by increased share of our higher value branded products. In addition, OE volume in 2007 decreased 3.7 million units or 12.6% in our consumer and commercial businesses as a result of lower vehicle production.
          Net sales in 2007 decreased $227 million or 2.5% from 2006. The decrease was driven by a decline in volume of $739 million primarily due to exiting certain segments of the private label tire business in addition to decreased OE volume in our consumer and commercial businesses as a result of lower vehicle production. Sales in other tire related businesses also decreased approximately $66 million. Partially offsetting these were favorable price and product mix of $338 million and favorable foreign currency translation of $24 million. In addition, net sales in 2007 were $216 million higher compared to 2006 as a result of the USW strike.
          Operating income in 2007 was $139 million compared to an operating loss in 2006 of $233 million, an increase of $372 million. Operating income improved in 2007 by approximately $279 million as a result of returning to normal sales and production levels following the USW strike, which negatively impacted the fourth quarter of 2006 and part of the first half of 2007. Operating income in 2007 was also favorably impacted by price and product mix of $235 million, increased operating income in other tire related businesses of $27 million, and lower conversion costs of $19 million. Conversion costs were driven by lower employee benefit expenses partially offset by under-absorbed fixed costs due to lower production volume, training of new workers and plant changeovers. This performance was partially offset by increased raw material costs of $97 million, decreased sales volume of $65 million, and higher SAG costs of approximately $11 million. Also, included in 2006 was $21 million of favorable settlements with certain raw material suppliers.
          Operating income in 2007 excludes $35 million of accelerated depreciation primarily related to the elimination of tire production at our Tyler, Texas and Valleyfield, Quebec facilities. Operating income in 2006 excludes $14 million of accelerated depreciation primarily related to the elimination of tire production at our Tyler, Texas facility. Operating income also excludes net rationalization charges (credits) totaling $11 million in 2007 and $187 million in 2006 and (gains) losses on asset sales of $17 million in 2007 and $(11) million in 2006.
Europe, Middle East and Africa Tire

	Year Ended December 31,
(In millions)	2008	2007	2006
Tire Units	73.6	79.6	83.5
Net Sales	$7,316	$7,217	$6,552
Operating Income	425	582	513
Operating Margin	5.8%	8.1%	7.8%
2008 Compared to 2007
Europe, Middle East and Africa Tire unit sales in 2008 decreased 6.0 million units or 7.5% from the 2007 period. Replacement volume decreased 2.9 million units or 4.9%, mainly in consumer replacement due in part to recessionary economic conditions in Europe, while OE volume decreased 3.1 million units or 14.9%, primarily in our consumer business due to reduced vehicle production.
          Net sales in 2008 increased $99 million or 1.4% compared to the 2007 period. Favorably impacting the 2008 period were improved price and product mix of $306 million, foreign currency translation of $285 million, and higher sales in the other tire-related businesses of $11 million. Partially offsetting these improvements was lower volume of $503 million.

          For 2008, operating income decreased $157 million or 27.0% compared to 2007 due to higher conversion costs of $173 million, lower volume of $107 million, and higher transportation costs of $17 million. The higher conversion costs related primarily to under-absorbed fixed overhead costs of approximately $100 million due to reduced production volume, inflation, a strike at our plants in Turkey in the second quarter of 2008 and ongoing labor issues at our manufacturing plants in Amiens, France. These were offset in part by improvement in price and product mix of $261 million, which more than offset increased raw material costs of $185 million, favorable foreign currency translation of $32 million, increased operating income in other tire-related businesses of $21 million primarily due to improvements in our company-owned retail businesses, decreased SAG expenses of $7 million and favorable supplier settlements of $7 million.
          Operating income in 2008 excludes rationalization charges of $41 million and net gains on asset sales of $20 million. Operating income in 2007 excludes net rationalization charges of $33 million and net gains on asset sales of $20 million. Operating income in 2007 excludes $2 million of accelerated depreciation primarily related to the closure of the Washington, UK facility.
          EMEA’s results are highly dependent upon Germany, which accounted for approximately 32% and 33% of EMEA’s net sales in 2008 and 2007, respectively. Accordingly, results of operations in Germany will have a significant impact on EMEA’s future performance.
2007 Compared to 2006
Europe, Middle East and Africa Tire Segment unit sales in 2007 decreased 3.9 million units or 4.7% from 2006. Replacement volume decreased 3.7 million units or 5.9%, mainly in consumer replacement, which was primarily market and strategy driven, while OE volume decreased 0.3 million units or 1.4%.
          Net sales in 2007 increased $665 million or 10.1% from 2006. Favorably impacting sales was foreign currency translation of $542 million, and improved price and product mix of $399 million. Lower volume of $278 million unfavorably impacted net sales.
          Operating income in 2007 increased $69 million or 13.5% compared to 2006 due to improvement in price and mix of $276 million and favorable foreign currency translation of $30 million. These were offset in part by lower volume of $58 million, higher raw material costs of $53 million, higher SAG expenses of $23 million and lower operating income from other tire related businesses of $13 million. In addition, increased conversion costs of $33 million, increased research and development expenses of $23 million, and increased costs of approximately $25 million related to a strike and production inefficiencies in South Africa also had an unfavorable impact on operating income in 2007. Operating income in 2006 also included $6 million in favorable settlements with certain raw material suppliers.
          Operating income in 2007 and 2006 excludes $2 million and $62 million, respectively, of accelerated depreciation primarily related to the closure of the Washington, UK facility and the closure of the Morocco facility. Operating income also excludes net rationalization charges totaling $33 million in 2007 and $94 million in 2006 and gains on asset sales of $20 million in 2007 and $28 million in 2006.
Latin American Tire

	Year Ended December 31,
(In millions)	2008	2007	2006
Tire Units	20.0	21.8	21.2
Net Sales	$2,088	$1,872	$1,607
Operating Income	367	359	326
Operating Margin	17.6%	19.2%	20.3%
2008 Compared to 2007
Latin American Tire unit sales in 2008 decreased 1.8 million units or 8.3% from the 2007 period. Replacement volume decreased 0.8 million units or 5.8% primarily in the commercial market due to an overall decline in industry volumes, while OE volume decreased 1.0 million units or 13.4% primarily in the consumer market.

          Net sales in 2008 increased $216 million or 11.5% from the 2007 period. Net sales increased in 2008 due to favorable price and product mix of $237 million, the favorable impact of foreign currency translation, mainly in Brazil, of approximately $85 million, and higher sales of other tire-related businesses of $47 million. Partially offsetting these increases was lower volume of $152 million.
          Operating income in 2008 increased $8 million or 2.2% from the same period in 2007. Favorably impacting operating income were price and product mix of $214 million, which more than offset increased raw material costs of $109 million, and foreign currency translation of $17 million. Operating income was unfavorably impacted by higher conversion costs of $57 million, decreased volume of $41 million, increased transportation costs of $12 million, increased tire recycling fees, duties and other charges of $9 million, and increased SAG expenses of $5 million, primarily related to advertising expenses. The higher conversion costs related primarily to under-absorbed fixed overhead costs of approximately $20 million due to reduced production volume in the fourth quarter of 2008 and higher utility and engineering costs. Operating income in 2008 also included a gain of $12 million related to the favorable settlement of a transactional excise tax case.
          Operating income excludes net rationalization charges totaling $4 million in 2008 and $2 million in 2007. Operating income also excludes gains on asset sales of $5 million in 2008 and $1 million in 2007. Operating income in 2008 excludes a $16 million loss primarily due to the recognition of accumulated foreign currency translation losses on the liquidation of our subsidiary in Jamaica.
          Latin American Tire’s results are highly dependent upon Brazil, which accounted for approximately 52% and 49% of Latin American Tire’s net sales in 2008 and 2007, respectively. Accordingly, results of operations in Brazil will have a significant impact on Latin American Tire’s future performance.
2007 Compared to 2006
Latin American Tire unit sales in 2007 increased 0.6 million units or 2.9% compared to 2006. OE volume increased 0.8 million units or 12.0% as a result of improving market conditions, offset by a decline in replacement units of 0.2 million units or 1.0%.
          Net sales in 2007 increased $265 million, or 16.5% compared to 2006. Net sales increased in 2007 due to the favorable impact of foreign currency translation, mainly in Brazil, of approximately $123 million, favorable price and product mix of $73 million, and increased volume of $43 million. Also increasing net sales was higher sales of other tire-related businesses of approximately $29 million.
          Operating income in 2007 increased $33 million, or 10.1% compared to 2006. Operating income was favorably impacted by $74 million from the impact of currency translation, $60 million due to improved price and product mix, and $11 million due to increased volume. Operating income was unfavorably impacted by higher raw material costs of $41 million and higher conversion costs of $32 million. Lower operating income in other tire related businesses of $11 million and higher SAG expenses of $8 million also had an unfavorable impact on operating income in 2007. In addition, included in 2006 was a pension plan curtailment gain of $17 million.
          Operating income excludes net rationalization charges totaling $2 million in both 2007 and 2006. Operating income also excludes gains on asset sales of $1 million in 2007 and 2006. In addition, operating income in 2006 excludes a gain of $13 million resulting from the favorable resolution of a legal matter in Brazil.

Asia Pacific Tire

	Year Ended December 31,
(In millions)	2008	2007	2006
Tire Units	19.8	19.0	19.4
Net Sales	$1,829	$1,693	$1,503
Operating Income	168	150	104
Operating Margin	9.2%	8.9%	6.9%
2008 Compared to 2007
Asia Pacific Tire unit sales in 2008 increased 0.8 million units or 4.1% from the 2007 period. Replacement unit sales increased 0.2 million units or 1.8% and OE volume increased 0.6 million units or 8.6%. The increase in OE volume in 2008 relates primarily to supply constraints in 2007 due to the Thailand fire.
          Net sales in 2008 increased $136 million or 8.0% compared to the 2007 period due to favorable price and product mix of $71 million, increased volume of $55 million, and favorable foreign currency translation of $7 million.
          Operating income in 2008 increased $18 million or 12.0% compared to the 2007 period due to improved price and product mix of $107 million, which more than offset increased raw material costs of $84 million, increased volume of $14 million and increased operating income in other tire-related businesses of $8 million primarily due to improved results in our company-owned retail businesses in Australia. Unfavorably impacting operating income was increased conversion costs of $26 million. The higher conversion costs related primarily to under-absorbed fixed overhead costs of approximately $10 million due to reduced production volume in the fourth quarter of 2008, inflation and higher utility and engineering costs.
          Operating income excludes net rationalization charges totaling $83 million in 2008 and $1 million in 2007 and gains on assets sales of $10 million in 2008 and $8 million in 2007. Operating income in 2007 also excludes a $12 million loss, net of insurance proceeds, as a result of the Thailand fire. In addition, operating income in 2008 excludes approximately $24 million of accelerated depreciation related to the closure of the Somerton, Australia facility.
          Asia Pacific Tire’s results are highly dependent upon Australia, which accounted for approximately 47% and 46% of Asia Pacific Tire’s net sales in 2008 and 2007, respectively. Accordingly, results of operations in Australia will have a significant impact on Asia Pacific Tire’s future performance.
2007 Compared to 2006
Asia Pacific Tire unit sales in 2007 decreased 0.4 million units or 2.1% compared to 2006. Replacement units decreased 0.4 million units or 3.1% driven by reduced participation in low margin segments of the market and reduced production volume resulting from the Thailand fire.
          Net sales in 2007 increased $190 million or 12.6% from 2006 due to favorable foreign currency translation of $144 million and favorable price and product mix of $70 million. Partially offsetting these increases was lower volume of approximately $26 million.
          Operating income in 2007 increased $46 million or 44.2% from 2006 primarily due to improved price and product mix of $67 million and $8 million of favorable foreign currency translation. These were offset in part by higher SAG expenses of $11 million primarily related to increased advertising costs, lower sales volume of $5 million, and increased conversion costs of $5 million related to lower production volume as a result of the Thailand fire. Higher raw material prices of $4 million and increased research and development costs of $4 million also had an unfavorable impact on operating income. In addition, operating income in 2006 included approximately $2 million in favorable settlements with certain raw material suppliers.
          Operating income excludes net rationalization charges totaling $1 million in 2007 and $28 million in 2006 and gains on assets sales of $8 million in 2007 and $2 million in 2006. Operating income in 2007 also excludes a $12 million loss, net of insurance proceeds, as a result of the Thailand fire. In addition, operating income in 2006 excludes approximately $12 million of accelerated depreciation related to the closure of the Upper Hutt, New Zealand facility.

LIQUIDITY AND CAPITAL RESOURCES
OVERVIEW
Our primary sources of liquidity are cash generated from our operating and financing activities. Our cash flows from operating activities are driven primarily by our operating results and changes in our working capital requirements and our cash flows from financing activities are dependent upon our ability to access credit or other capital.
We experienced difficult industry conditions during 2008 as the global economic slowdown increased both in severity and geographic scope throughout the course of the year. These industry conditions were characterized by dramatically lower motor vehicle sales and production, weakness in the demand for replacement tires, a trend toward lower miles driven in the U.S. and recessionary economic conditions in many parts of the world. Our 2008 results were impacted unfavorably by these industry conditions, particularly in the fourth quarter, resulting in lower sales that prompted us to reduce our global production. As a result of our production cuts, we incurred significant under-absorbed fixed overhead costs in the fourth quarter. In addition, raw material costs increased 28% versus the same quarter a year ago.
Considering the current state of the global economy and the high level of uncertainty we see in our end markets, we cannot provide a meaningful industry outlook for 2009. We have, however, prepared cash flow forecasts for internal use in assessing the adequacy of our liquidity in 2009. These forecasts considered several factors, including projected sales and production volume, estimated selling prices and mix of products sold, cost of raw materials, labor and other overheads, selling, administrative and general expenses, foreign currency exchange rates, changes in working capital, our plan for capital expenditures, and anticipated funding for pensions.
In response to the current recessionary economic conditions, we are pursuing several strategic initiatives intended to strengthen our revenue, cost structure and cash flow. These strategic initiatives include:
•	raising our four-point cost savings plan target to $2.5 billion, by increasing our continuous improvement efforts, lowering our manufacturing costs, increasing purchasing savings, eliminating non-essential discretionary spending, and reducing overhead and development costs;

•	reducing manufacturing capacity by 15 million to 25 million units over the next two years;

•	reducing inventory levels by over $500 million by the end of 2009 compared with 2008, through the combination of lower raw material costs and the implementation of an advantaged supply chain, primarily in North American Tire and EMEA, by improving demand forecasting, increasing production flexibility through shorter lead times and reduced production lot sizes, reducing the quantity of raw materials required to meet an improved demand forecast, changing the composition of our logistics network by closing and consolidating certain distribution warehouses, increasing local production and reducing longer lead time off-shore imports, and reducing in-transit inventory between our plants and regional distribution centers;

•	adjusting planned capital expenditures to between $700 million and $800 million in 2009 from $1,049 million in 2008;

•	pursuing additional non-core asset sales;

•	continuing our focus on consumer-driven product development and innovation by introducing more than 50 new tires globally; and

•	engaging in active contingency planning.
At December 31, 2008, we had $1,894 million in Cash and cash equivalents, compared to $3,463 million at December 31, 2007. Cash and cash equivalents decreased primarily due to our planned actions, including contributions to the VEBA of $1,007 million, capital expenditures of $1,049 million, the early redemption of our $650 million senior secured notes due 2011 and the maturity and repayment of our $100 million
6-3/8% notes. Partially offsetting the reductions in cash was $700 million in borrowings on our $1.5 billion first lien revolving credit facility during the third quarter of 2008 due to a delay in receiving funds invested in The Reserve Primary Fund, to support seasonal working capital needs and to enhance the company’s cash liquidity position in an uncertain global economic environment.

At December 31, 2008 and 2007, we had $1,677 million and $2,169 million, respectively, of unused availability under our various credit agreements. The table below provides unused availability by our significant credit facilities as of December 31:

(In millions)	2008	2007
$1.5 billion first lien revolving credit facility due 2013	$303	$974
€505 million revolving credit facility due 2012	514	728
China financing agreements	535	—
Other domestic and international debt	109	128
Notes payable and overdrafts	216	339

	$1,677	$2,169

At December 31, 2008, our unused availability included approximately $535 million which can only be used to finance the relocation and expansion of our manufacturing facilities in China. These financing arrangements along with government grants should provide funding for most of the cost related to the relocation and expansion of these manufacturing facilities. There were no borrowings outstanding under these financing agreements at December 31, 2008.
In 2009, we expect our operating needs to include global pension contributions of approximately $350 million to $400 million, our investing needs to include capital expenditures of approximately $700 million to $800 million, and our financing needs to include our $500 million of floating rate notes maturing in December 2009. We also expect interest expense to range between $315 million and $335 million. The strategic initiatives described above are intended to permit us to operate the business in a way that allows us to address these needs with our existing cash and available credit if they cannot be funded by cash generated from operations. If market opportunities exist, we may choose to undertake additional financing actions in order to enhance our liquidity position which could include refinancing the floating rate note maturity, obtaining new bank debt or a capital markets transaction.
In addition, beginning in September 2009, SRI has certain minority exit rights, that if triggered and exercised, could require us to make a substantial payment to acquire SRI’s interests in our global alliance with them following the determination of the fair value of SRI’s interest. Any such payment would likely occur after December 31, 2009 due to the process for determining fair value described in the global alliance agreements. For further information regarding our global alliance with SRI, including the events that could trigger SRI’s exit rights, see “Item 1. Business. Description of Goodyear’s Business — Global Alliance.” As of the date of this filing, SRI has not provided us notice of any accrued exit rights that would become exercisable in September 2009.
Our ability to service debt and operational requirements are also dependent, in part, on the ability of our subsidiaries to make distributions of cash to various other entities in our consolidated group, whether in the form of dividends, loans or otherwise. In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictions. The primary restriction is that, in certain countries, we must obtain approval from the foreign government and/or currency exchange board before net assets can be transferred out of the country. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make distributions of cash. Thus, we would have to repay and/or amend these credit agreements and other debt instruments in order to use this cash to service our consolidated debt. Because of the inherent uncertainty of overcoming these restrictions, we do not consider the net assets of our subsidiaries that are subject to such restrictions to be integral to our liquidity or readily available to service our debt and operational requirements. At December 31, 2008, approximately $331 million of net assets were subject to such restrictions, compared to approximately $308 million at December 31, 2007.
We believe that our liquidity position is adequate to fund our operating and investing needs and debt maturities in 2009 and to provide us with flexibility to respond to further changes in the business environment. The challenges of the present business environment may cause a material reduction in our liquidity as a result of an adverse change in our cash flow from operations or our access to credit or other capital. See “Item 1A. Risk Factors” for a more detailed discussion of these challenges.
Cash Position
At December 31, 2008, significant concentrations of cash and cash equivalents held by our international subsidiaries included the following amounts:
•	$427 million or 23% in EMEA, primarily Western Europe ($539 million or 16% at December 31, 2007),

•	$311 million or 16% in Asia, primarily Singapore, Australia and China ($216 million or 6% at December 31, 2007), and

•	$298 million or 16% in Latin America, primarily Venezuela ($156 million or 5% at December 31, 2007).

In the third quarter of 2008, we sought redemption of $360 million invested in The Reserve Primary Fund. Due to reported losses in its investment portfolio and other liquidity issues, the fund ceased honoring redemption requests. The Board of Trustees of the fund subsequently voted to liquidate the assets of the fund and approved periodic distributions of cash to its shareholders. In the fourth quarter of 2008, we received partial distributions of $284 million. At December 31, 2008, $71 million, net of a $5 million valuation allowance recorded in the fourth quarter, was classified as Prepaid expenses and other current assets, which represents the remaining funds still to be redeemed by The Reserve Primary Fund.
Operating Activities
Net cash provided by (used in) operating activities of continuing operations was $(745) million in 2008, compared to $92 million in 2007. The increase in net cash used in operating activities was due primarily to the $1,007 million contributions made to the VEBA partially offset by lower pension contributions and direct payments.
          Net cash provided by operating activities of continuing operations was $92 million in 2007, decreasing $353 million from $445 million in 2006. The decrease was due primarily to increased working capital requirements following the end of the USW strike. Operating cash flows from continuing operations in 2007 were favorably impacted by improved operating results.
Investing Activities
Net cash used in investing activities of continuing operations was $1,136 million during 2008, compared to $606 million in 2007 and $498 million in 2006. Capital expenditures were $1,049 million, $739 million and $637 million in 2008, 2007 and 2006, respectively. The increase in capital expenditures primarily relates to projects targeted at increasing our capacity for high value-added tires. Investing activities exclude $33 million and $132 million of accrued capital expenditures for 2008 and 2007, respectively. Investing activities includes a net cash outflow of $76 million for the reclassification of funds invested in The Reserve Primary Fund due to the delay in accessing our cash mentioned above. Cash flows from investing activities in 2008 included outflows of $84 million for the acquisition of approximately 6% of the outstanding shares of our tire manufacturing subsidiary in Poland and the acquisition of the remaining 25% ownership in our tire manufacturing and distribution subsidiary in China. This was partially offset by cash provided from the sale of assets each year as a result of the realignment of operations under rationalization programs. Cash was used in 2006 for the acquisition of the remaining outstanding shares that we did not already own of South Pacific Tyres Ltd., a joint venture tire manufacturer and distributor in Australia.
          Cash flows from investing activities of discontinued operations in 2007 was $1,435 related primarily to the sale of our Engineered Products business.
Financing Activities
Net cash provided by (used in) financing activities of continuing operations was $348 million in 2008, $(1,426) million in 2007, and $1,648 million in 2006. Non-cash financing activities in 2007 included the issuance of 28.7 million shares of our common stock in exchange for approximately $346 million principal amount of our 4% convertible senior notes due 2034.
          Consolidated debt at December 31, 2008 was $4,979 million, compared to $4,725 million at December 31, 2007. Cash flows in 2008 included debt incurred of approximately $1.8 billion offset by the repayment of approximately $1.5 billion of long term debt.
          Consolidated debt at December 31, 2007 was $4,725 million, compared to $7,210 million at December 31, 2006. Cash flows in 2007 included the repayment of approximately $2.3 billion of long term debt offset by net proceeds from our public equity offering of approximately $833 million.

Credit Sources
In aggregate, we had credit arrangements of $7,127 million available at December 31, 2008, of which $1,677 million were unused, compared to $7,392 million available at December 31, 2007, of which $2,169 million were unused.
Outstanding Notes
At December 31, 2008, we had $1,882 million of outstanding notes as compared to $2,634 million at December 31, 2007.
          Certain of our notes were issued pursuant to indentures that contain varying covenants and other terms. In general, the terms of our indentures, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, under certain of our indentures, if the notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing, certain covenants will be suspended.
          On March 3, 2008, we redeemed $450 million in aggregate principal amount of our 11% senior secured notes due 2011 at a redemption price of 105.5% of the principal amount thereof and $200 million in aggregate principal amount of our senior secured floating rate notes due 2011 at a redemption price of 104% of the principal amount thereof, plus in each case accrued and unpaid interest to the redemption date.
          On March 17, 2008, we repaid our $100 million 6 3/8% senior notes at their maturity.
          In the second quarter of 2008, the remaining $4 million of convertible notes were converted into approximately 0.3 million shares of Goodyear common stock.
          For additional information on our outstanding notes, refer to the Note to Consolidated Financial Statements, No. 12, Financing Arrangements and Derivative Financial Instruments.
$1.5 Billion Amended and Restated First Lien Revolving Credit Facility due 2013
Our amended and restated first lien revolving credit facility is available in the form of loans or letters of credit, with letter of credit availability limited to $800 million. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million. Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in various collateral. Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory of the parent company and certain of its U.S. and Canadian subsidiaries, after adjusting for customary factors which are subject to modification from time to time by the administrative agent and the majority lenders at their discretion (not to be exercised unreasonably). Modifications are based on the results of periodic collateral and borrowing base evaluations and appraisals. To the extent that our eligible accounts receivable and inventory decline, our borrowing base will decrease and the availability under the facility may decrease below $1.5 billion. In addition, if the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess. As of December 31, 2008, our borrowing base under this facility was greater than $1.5 billion.
          At December 31, 2008, we had $700 million outstanding and $497 million of letters of credit issued under the revolving credit facility. At December 31, 2007, there were no borrowings and $526 million of letters of credit were issued under the revolving credit facility.
$1.2 Billion Amended and Restated Second Lien Term Loan Facility due 2014
Our amended and restated second lien term loan facility is subject to the consent of the lenders making additional term loans, whereby, we may request that the facility be increased by up to $300 million. Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing the $1.5 billion first lien credit facility. At December 31, 2008 and December 31, 2007, this facility was fully drawn.

€505 Million Amended and Restated Senior Secured European and German Revolving Credit Facilities due 2012
Our amended and restated facilities consist of a €155 million German revolving credit facility, which is only available to certain of the German subsidiaries of GDTE (collectively, “German borrowers”) and a €350 million European revolving credit facility, which is available to the same German borrowers and to GDTE and certain of its other subsidiaries, with a €125 million sublimit for non-German borrowers and a €50 million letter of credit sublimit. Goodyear and its subsidiaries that guarantee our U.S. facilities provide unsecured guarantees to support the European revolving credit facilities and GDTE and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of its subsidiaries under the related guarantees are secured by first priority security interests in a variety of collateral.
          As of December 31, 2008, there were no borrowings under the German revolving credit facility and there were $10 million (€7 million) of letters of credit issued and $182 million (€130 million) of borrowings (including $84 million (€60 million) of borrowings by the non-German borrowers) under the European revolving credit facility. As of December 31, 2007, there were $12 million (€8 million) of letters of credit issued and no borrowings under the European revolving credit facility and no borrowings under the German revolving credit facility.
          Each of our first lien revolving credit facility and our European and German revolving credit facilities have customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our financial condition since December 31, 2006. For a description of the collateral securing the above facilities as well as the covenants applicable to them, please refer to the Note to the Consolidated Financial Statements No. 12, Financing Arrangements and Derivative Financial Instruments.
Covenant Compliance
Our amended and restated first lien revolving and second lien credit facilities contain certain covenants that, among other things, limit our ability to incur additional debt or issue redeemable preferred stock, make certain restricted payments or investments, incur liens, sell assets (excluding the sale of properties located in Akron, Ohio), incur restrictions on the ability of our subsidiaries to pay dividends to us, enter into affiliate transactions, engage in sale and leaseback transactions, and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications.
We have additional financial covenants in our first lien revolving and second lien credit facilities that are currently not applicable. We only become subject to these financial covenants when certain events occur. These financial covenants and related events are as follows:
•	We become subject to the financial covenant contained in our first lien revolving credit facility when the aggregate amount of our Parent and Guarantor Subsidiaries Cash (“Available Cash”) plus our availability under our first lien revolving credit facility is less than $150 million. If this were to occur, our ratio of EBITDA to Consolidated Interest Expense may not be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. As of December 31, 2008, our availability under these facilities of $303 million, plus our Available Cash of $862 million, totaled $1,165 million, which is in excess of $150 million.

•	We become subject to a covenant contained in our second lien credit facility upon certain asset sales. The covenant provides that, before we use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to prepay borrowings under the second lien credit facility unless our ratio of Consolidated Net Secured Indebtedness to EBITDA (Pro Forma Senior Secured Leverage Ratio) for any period of four consecutive fiscal quarters is equal to or less than 3.0 to 1.0.
In addition our €505 million senior secured European and German revolving credit facilities contain non-financial covenants similar to the non-financial covenants in our first lien revolving and second lien credit facilities that are described above and a financial covenant applicable only to GDTE and its subsidiaries. This financial covenant provides that we are not permitted to allow GDTE’s ratio of Consolidated Net J.V. Indebtedness (which is determined net of cash and cash equivalents in excess of $100 million) to Consolidated European J.V. EBITDA to be greater than 3.0 to 1.0 at the end of any fiscal quarter. Consolidated Net J.V. Indebtedness excludes loans from other consolidated Goodyear entities. This financial covenant is also included in our pan-European accounts receivable securitization facility. As of December 31, 2008, we were in compliance with this financial covenant.

There are no known future changes or new covenants to any of our existing debt obligations. Covenants could change based upon a refinancing or amendment of an existing facility, or additional covenants may be added in connection with the incurrence of new debt.
As of December 31, 2008, we were in compliance with the currently applicable material covenants imposed by our principal credit facilities.
The terms “Available Cash,” “EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Secured Indebtedness,” “Pro Forma Senior Secured Leverage Ratio,” “Consolidated Net J.V. Indebtedness” and “Consolidated European J.V. EBITDA” have the meanings given them in the respective credit facilities.
EBITDA (per our Amended and Restated Credit Facilities)
If the amount of availability under our first lien revolving credit facility plus our Available Cash (as defined in that facility) is less than $150 million, we may not permit our ratio of EBITDA (as defined in that facility) (“Covenant EBITDA”) to Consolidated Interest Expense (as defined in that facility) to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. Since our availability under our first lien revolving credit facility plus our Available Cash is in excess of $150 million, this financial covenant is not currently applicable. Our amended and restated credit facilities also state that we may only incur additional debt or make restricted payments that are not otherwise expressly permitted if, after giving effect to the debt incurrence or the restricted payment, our ratio of Covenant EBITDA to Consolidated Interest Expense for the prior four fiscal quarters would exceed 2.0 to 1.0. Certain of our senior note indentures have substantially similar limitations on incurring debt and making restricted payments. Our credit facilities and indentures also permit the incurrence of additional debt through other provisions in those agreements without regard to our ability to satisfy the ratio-based incurrence test described above. We believe that these other provisions provide us with sufficient flexibility to incur additional debt without regard to our ability to satisfy the ratio-based incurrence test.
          Covenant EBITDA is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure of these limitations imposed under our credit facilities. Covenant EBITDA should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. Our failure to comply with the financial covenants in our credit facilities could have a material adverse effect on our liquidity and operations. As a limitation on our ability to incur debt in accordance with our credit facilities could affect our liquidity, we believe that the presentation of Covenant EBITDA provides investors with important information.
          The following table presents the calculation of EBITDA and the calculation of Covenant EBITDA in accordance with the definitions in our amended and restated credit facilities for the periods indicated. Other companies may calculate similarly titled measures differently than we do. Certain line items are presented as defined in the credit facilities and do not reflect amounts as presented in the Consolidated Financial Statements. Those line items also include discontinued operations.

	Year Ended December 31,
(In millions)	2008	2007	2006
Goodyear Net Income (Loss)	$(77)	$583	$(348)
Interest Expense	320	470	467
United States and Foreign Taxes	209	296	106
Depreciation and Amortization Expense	660	623	675

EBITDA	1,112	1,972	900

Credit Facilities Adjustments:
Other Adjustments to Goodyear Net Income (Loss) (1)	—	(462)	354
Minority Interest in Net Income of Subsidiaries	54	71	111
Other Non-Cash Items	85	51	1
Capitalized Interest and Other Interest Related Expense	31	18	17
Rationalization Charges	93	61	319

Covenant EBITDA	$1,375	$1,711	$1,702

(1)	In 2007, other adjustments primarily include a $542 million pre-tax gain on the sale of our Engineered Products business.

Notes Payable and Overdrafts
At December 31, 2008, we had short term committed and uncommitted bank credit arrangements totaling $481 million, of which $216 million were unused, compared to $564 million and $339 million at December 31, 2007. The continued availability of these arrangements is at the discretion of the relevant lender, and a portion of these arrangements may be terminated at any time.
Other Foreign Credit Facilities
During the third quarter of 2008, we executed financing agreements in China. The facilities will provide for availability of up to 3.66 billion renminbi (approximately $535 million at December 31, 2008) and can only be used to finance the relocation and expansion of our manufacturing facilities in China. There were no amounts outstanding at December 31, 2008.
International Accounts Receivable Securitization Facilities (On-Balance Sheet)
On July 23, 2008, certain of our European subsidiaries amended and restated the pan-European accounts receivable securitization facility. The amendments increased the funding capacity of the facility from €275 million to €450 million and extended the expiration date from 2009 to 2015. The facility is subject to customary annual renewal of back-up liquidity commitments.
          The amended facility involves an ongoing daily sale of substantially all of the trade accounts receivable of certain GDTE subsidiaries to a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. These subsidiaries retain servicing responsibilities. It is an event of default under the facility if the ratio of GDTE’s consolidated net indebtedness to its consolidated EBITDA is greater than 3.0 to 1.0. This financial covenant will automatically be amended to conform to the European credit facilities upon any amendment of such covenant in the European credit facilities. The defined terms used for this financial covenant are substantially similar to those included in the European credit facilities.
          As of December 31, 2008 and 2007, the amount available and fully utilized under this program totaled $483 million (€346 million) and $403 million (€275 million), respectively. The program did not qualify for sale accounting, and accordingly, these amounts are included in Long-term debt and capital leases.
          In addition to the pan-European accounts receivable securitization facility discussed above, subsidiaries in Australia have accounts receivable securitization programs totaling $61 million and $78 million at December 31, 2008 and December 31, 2007, respectively. These amounts are included in Notes payable and overdrafts.
Accounts Receivable Factoring Facilities (Off-Balance Sheet)
Various subsidiaries sold certain of their trade receivables under off-balance sheet programs during 2008 and 2007. The receivable financing programs of these subsidiaries did not utilize a special purpose entity (“SPE”). At December 31, 2008 and 2007, the gross amount of receivables sold was $116 million and $152 million, respectively.
Credit Ratings
Our credit ratings as of the date of this report are presented below:

	S&P	Moody's
$1.5 Billion Amended and Restated First Lien Revolving Credit Facility, due 2013	BB+	Baa3
$1.2 Billion Amended and Restated Second Lien Term Loan Facility, due 2014	BB	Ba1
European Facilities	BB+	Baa3
Floating Rate Senior Unsecured Notes, due 2009 and 8.625% Senior Unsecured Notes, due 2011	BB-	B1
9% Senior Unsecured Notes, due 2015	BB-	B1
All other Senior Unsecured Debt	BB-	B2
Corporate Rating (implied)	BB-	Ba3
Outlook/Watch	Stable	Negative
Although we do not request ratings from Fitch, the rating agency rates our secured debt facilities (BB+) and our unsecured debt (B+).
          A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Potential Future Financings
In addition to our previous financing activities, we may seek to undertake additional financing actions which could include restructuring bank debt or a capital markets transaction, possibly including the issuance of additional debt or equity. Given the challenges that we face and the uncertainties of the market conditions, access to the capital markets cannot be assured.
          Our future liquidity requirements may make it necessary for us to incur additional debt. However, a substantial portion of our assets are already subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. In addition, no assurance can be given as to our ability to raise additional unsecured debt.
Dividends
Under our primary credit facilities we are permitted to pay dividends on our common stock as long as no default will have occurred and be continuing, additional indebtedness can be incurred under the credit facilities following the payment, and certain financial tests are satisfied.
Asset Acquisitions and Dispositions
In March 2008, we acquired an additional 6.12% ownership of TC Debica S.A., our tire manufacturing subsidiary in Poland, by purchasing outstanding shares held by minority shareholders for $46 million. As a result of the acquisition, we recorded goodwill totaling $28 million. We have agreed to use our reasonable best efforts to procure from our Board of Directors, between March 2008 and August 2009, the approval to announce a tender offer for the remaining outstanding shares of that subsidiary that we do not already own, provided that such tender offer can be accomplished without the use of substantial cash financing from Goodyear. We also have agreed to facilitate the expansion of the daily commercial truck tire production capacity in Debica.
          In October 2008, we acquired the remaining 25% ownership interest in Goodyear Dalian Tire Company Ltd., our tire manufacturing and distribution subsidiary in China. The amount of our additional investment and the impact on our results of operations and financial position were not material.
          Given tightening credit markets and difficult economic conditions in certain of our major markets that have led to lower customer demand, we are deferring certain capital investments until circumstances improve. We now expect capital investments of between $700 million and $800 million in 2009.
          The restrictions on asset sales imposed by our material indebtedness have not affected our strategy of divesting non-core businesses, and those divestitures have not affected our ability to comply with those restrictions.

COMMITMENTS AND CONTINGENT LIABILITIES
Contractual Obligations
The following table presents our contractual obligations and commitments to make future payments as of December 31, 2008:

	Payment Due by Period as of December 31, 2008
							After
(In millions)	Total	1st Year	2nd Year	3rd Year	4th Year	5th Year	5 Years
Debt Obligations (1)	$4,943	$842	$32	$975	$225	$733	$2,136
Capital Lease Obligations (2)	36	5	6	6	5	12	2
Interest Payments (3)	1,203	258	223	201	135	114	272
Operating Leases (4)	1,327	287	244	191	144	116	345
Pension Benefits (5)	2,627	400	588	563	538	538	N/A
Other Post Retirement Benefits (6)	472	62	57	54	50	47	202
Workers’ Compensation (7)	388	74	48	36	27	21	182
Binding Commitments (8)	1,038	656	348	12	9	8	5
Uncertain Income Tax Positions (9)	57	22	4	26	1	1	3

	$12,091	$2,606	$1,550	$2,064	$1,134	$1,590	$3,147

(1)	Debt obligations include Notes payable and overdrafts.

(2)	The minimum lease payments for capital lease obligations is $46 million.

(3)	These amounts represent future interest payments related to our existing debt obligations and capital leases based on fixed and variable interest rates specified in the associated debt and lease agreements. Payments related to variable rate debt are based on the six-month LIBOR rate at December 31, 2008 plus the specified margin in the associated debt agreements for each period presented. The amounts provided relate only to existing debt obligations and do not assume the refinancing or replacement of such debt.

(4)	Operating lease obligations have not been reduced by minimum sublease rentals of $44 million, $35 million, $26 million, $19 million, $12 million, and $13 million in each of the periods above, respectively, for a total of $149 million. Payments, net of minimum sublease rentals, total $1,178 million. The present value of the net operating lease payments is $816 million. The operating leases relate to, among other things, real estate, vehicles, data processing equipment and miscellaneous other assets. No asset is leased from any related party.

(5)	The obligation related to pension benefits is actuarially determined and is reflective of obligations as of December 31, 2008. Although subject to change, the amounts set forth in the table for 2009 (the 1st year), 2010 (the 2nd year) and 2011 (the 3rd year) represent the midpoint of the range of our estimated minimum funding requirements for domestic defined benefit pension plans under current ERISA law, reflecting the current funding relief provisions of the Worker, Retiree and Employer Recovery Act of 2008; and the midpoint of the range of our expected contributions to our funded non-U.S. pension plans, plus expected cash funding of direct participant payments to our domestic and non-U.S. pension plans. For years after 2011, the amounts shown in the table represent the midpoint of the range of our estimated minimum funding requirements for our domestic defined benefit pension plans, plus expected cash funding of direct participant payments to our domestic and non-U.S. pension plans, and do not include estimates for contributions to our funded non-U.S. pension plans.
The expected contributions for our domestic plans are based upon a number of assumptions, including:
•	Projected Target Liability interest rate of 7.0% for 2009 through 2013, and

•	plan asset returns of 8.5% for 2009 and beyond.

Future contributions are also affected by other factors such as:
•	future interest rate levels,

•	the amount and timing of asset returns,

•	how contributions in excess of the minimum requirements could impact the amounts and timing of future contributions, and

•	any changes to current law which would grant additional funding relief for defined benefit plan sponsors.
(6)	The payments presented above are expected payments for the next 10 years. The payments for other postretirement benefits reflect the estimated benefit payments of the plans using the provisions currently in effect. Under the relevant summary plan descriptions or plan documents we have the right to modify or terminate the plans. The obligation related to other postretirement benefits is actuarially determined on an annual basis. The estimated payments have been reduced to reflect the provisions of the Medicare Prescription Drug Improvement and Modernization Act of 2003.

(7)	The payments for workers’ compensation obligations are based upon recent historical payment patterns on claims. The present value of anticipated claims payments for workers’ compensation is $288 million.

(8)	Binding commitments are for raw materials and investments in land, buildings and equipment.

(9)	These amounts represent expected payments with interest for uncertain tax positions as of December 31, 2008. We have reflected them in the period in which we believe they will be ultimately settled based upon our experience with these matters.
Additional other long term liabilities include items such as general and product liabilities, environmental liabilities and miscellaneous other long term liabilities. These other liabilities are not contractual obligations by nature. We cannot, with any degree of reliability, determine the years in which these liabilities might ultimately be settled. Accordingly, these other long term liabilities are not included in the above table.
          In addition, the following contingent contractual obligations, the amounts of which cannot be estimated, are not included in the table above:
•	The terms and conditions of our global alliance with SRI, as set forth in the Umbrella Agreement between SRI and us, provide for certain minority exit rights available to SRI commencing in 2009. In addition, the occurrence of certain other events enumerated in the Umbrella Agreement, including certain bankruptcy events or changes in our control, could trigger a right of SRI to require us to purchase their interests in the global alliance. SRI’s exit rights, in the event of the occurrence of a triggering event and the subsequent exercise of SRI’s exit rights, could require us to make a substantial payment to acquire SRI’s interests in the global alliance following the determination of the fair value of SRI’s interest. The Umbrella Agreement provides that the payment amount would be based on the fair value of SRI’s 25% minority shareholder’s interest in each of GDTE and GDTNA and the book value of net assets of the Japanese joint ventures. The payment amount would be determined through a negotiation process where, if no mutually agreed amount was determined, a binding arbitration process would determine that amount. For further information regarding our global alliance with SRI, including the events that could trigger SRI’s exit rights, see “Item 1. Business. Description of Goodyear’s Business — Global Alliance.”

•	Pursuant to certain long-term agreements, we will purchase minimum amounts of various raw materials and finished goods at agreed upon base prices that are subject to periodic adjustments for changes in raw material costs and market price adjustments, or in quantities that are subject to periodic adjustments for changes in our production levels.
We do not engage in the trading of commodity contracts or any related derivative contracts. We generally purchase raw materials and energy through short term, intermediate and long term supply contracts at fixed prices or at formula prices related to market prices or negotiated prices. We may, however, from time to time, enter into contracts to hedge our energy costs.

Off-Balance Sheet Arrangements
An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has:
•	made guarantees,

•	retained or held a contingent interest in transferred assets,

•	undertaken an obligation under certain derivative instruments, or

•	undertaken any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.
We have entered into certain arrangements under which we have provided guarantees that are off-balance sheet arrangements. Those guarantees were not significant at December 31, 2008. For further information about our guarantees, refer to the Note to the Consolidated Financial Statements No. 20, Commitments and Contingent Liabilities.
FORWARD-LOOKING INFORMATION — SAFE HARBOR STATEMENT
Certain information in this Form 8-K (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 18, 2009. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:
•	deteriorating economic conditions in any of our major markets, or an inability to access capital markets when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•	if we do not achieve projected savings from various cost reduction initiatives or successfully implement other strategic initiatives our operating results, financial condition and liquidity may be materially adversely affected;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	our pension plans are significantly underfunded and further increases in the underfunded status of the plans could significantly increase the amount of our required contributions and pension expenses;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	work stoppages, financial difficulties or supply disruptions at our major OE customers, dealers or suppliers could harm our business;

•	continued pricing pressures from vehicle manufacturers may materially adversely affect our business;

•	if we experience a labor strike, work stoppage or other similar event our financial position, results of operations and liquidity could be materially adversely affected;

•	our long term ability to meet current obligations and to repay maturing indebtedness is dependent on our ability to access capital markets in the future and to improve our operating results;

•	the challenges of the present business environment may cause a material reduction in our liquidity as a result of an adverse change in our cash flow from operations;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities could have a material adverse effect on our liquidity and our results of operations;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with product liability and other tort claims;

•	our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we may be required to provide letters of credit or post cash collateral if we are subject to a significant adverse judgment or if we are unable to obtain surety bonds, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•	the terms and conditions of our global alliance with SRI provide for certain exit rights available to SRI in September 2009 or thereafter, upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s interest in certain of our joint venture alliances (which include much of our operations in Europe);

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•	we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.
It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.